EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND’S TENDER OFFER.

June 29, 2018

Dear Partners Group Private Income Opportunities, LLC Shareholder:

We are writing to inform you of important dates relating to a tender offer by Partners Group Private Income Opportunities, LLC (the “Fund”). If you are not interested in having the Fund repurchase your limited liability company interests or a portion of your interests in the Fund (“Shares”) valued as of September 30, 2018, please disregard this notice and take no action.

The tender offer period will begin on June 29, 2018 and will end at 11:59 p.m., Eastern Time, on July 27, 2018, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to Shareholders of the Fund that hold Shares. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender your Shares or a portion of your Shares for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by State Street Bank and Trust Company no later than July 27, 2018. If you do not wish to have all or any portion of your Shares repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR SHARES REPURCHASED.

If you would like to tender your Shares, you should complete, sign and either (i) mail or otherwise deliver the Letter of Transmittal to State Street Bank and Trust Company, Attention: Partners Group Private Income Opportunities, LLC, 1 Heritage Drive, Mailstop OHD0100, North Quincy, MA 02171; or (ii) fax it to State Street Bank and Trust Company at (617) 937-3051, Attention: Partners Group Private Income Opportunities, LLC, so that it is received before 11:59 p.m., Eastern Time, on July 27, 2018.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call (888) 977-9790.

Sincerely,

Partners Group Private Income Opportunities, LLC